UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 21, 2010

Icagen, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-34217	56-1785001
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4222 Emperor Boulevard, Suite 350 Durham, North Carolina	27703
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (919) 941-5206

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03.	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On September 21, 2010, Icagen, Inc. (the “Company”) amended its certificate of incorporation in order to effect a previously announced one-for-eight reverse split of its outstanding common stock and to fix on a post-split basis the number of authorized shares of its common stock at 18,750,000. This amendment, which was effective as of 5:00 p.m. eastern time on September 21, 2010 (the “Effective Time”), was approved by the Company’s stockholders at its annual meeting of stockholders held on June 3, 2010. As a result of the reverse stock split, each share of Company common stock outstanding at the Effective Time was automatically changed into one-eighth of a share of common stock. No fractional shares were issued in connection with the reverse stock split, and cash will be paid in lieu of fractional shares.

The reverse stock split reduced the number of outstanding shares of the Company’s common stock from approximately 47.7 million shares to approximately 5.9 million shares, subject to reduction for fractional shares. Also as a result of the reverse stock split, the number of shares of common stock subject to outstanding options, restricted stock units and warrants issued by the Company and the number of shares reserved for future issuance under the Company’s stock plans have been reduced by a factor of eight. In addition, in accordance with the terms of the Rights Agreement dated December 2, 2008 between the Company and American Stock Transfer & Trust, LLC, the rights to buy one-thousandth of a share of series A junior participating preferred stock associated with each share of common stock have been proportionally adjusted to reflect the reverse split, such that the total number of rights remains the same but the number of rights associated with each share has been increased by a factor of eight.

The Company expects the reverse stock split to become effective for trading purposes at the opening of the market on September 22, 2010. Due to the reverse split, the Company’s common stock will now trade under a new CUSIP number, 45104P 500. In addition, the common stock will temporarily trade under the symbol ICGND for 20 business days, after which the symbol will revert to ICGN.

American Stock Transfer & Trust Company, LLC is the exchange agent for the reverse split and will distribute a letter of transmittal to record holders with instructions for the surrender and exchange of old stock certificates and for receiving cash in lieu of fractional shares, if applicable. Stockholders who hold their shares in “street name” will be contacted by their banks or brokers with any instructions.

The amendment to the Company’s certificate of incorporation is attached hereto as Exhibit 3.1 and is incorporated herein by reference. A copy of the press release announcing the effectiveness of the reverse stock split is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

See Exhibit Index attached hereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ICAGEN, INC.

Date: September 21, 2010	By:	/s/ Richard D. Katz
Richard D. Katz
Executive Vice President, Finance and Corporate Development and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

3.1	Certificate of Amendment of Restated Certificate of Incorporation, as Amended, dated September 21, 2010

99.1	Press Release entitled “Icagen Announces Effectiveness of Reverse Split ” issued by the Company on September 21, 2010